Exhibit 99.1

FORTE BIOSCIENCES, INC. ANNOUNCES 2023 RESULTS AND PROVIDES BUSINESS UPDATE

DALLAS, TX – MARCH 18, 2024 – Forte Biosciences, Inc. (www.fortebiorx.com) (NASDAQ: FBRX), a clinical-stage biopharmaceutical company focused on autoimmune and autoimmune-related diseases, today announced its 2023 results and provided a business update.

2023 Business Highlights

“Forte achieved a major milestone by advancing FB-102 into the clinic and beating the timelines we targeted in our third quarter business update. The single ascending dose (SAD) portion of the FB-102 phase 1 trial was successfully completed and dosing has begun in the multiple ascending dose (MAD) cohorts.” said Paul Wagner, Ph.D., Chairman and Chief Executive Officer of Forte Biosciences. “I am deeply appreciative of the talented Forte team that made this achievement possible. I also want to thank our investors who believe in the potential of FB-102 and in the Forte team as we continue to advance this exciting program. We look forward to providing more clinical updates on FB-102 over the course of this year.”

2023 Operating Results

Research and development expenses were $21.9 million for the year ended December 31, 2023, compared to $5.6 million during the same period in 2022. The increase of $16.3 million was primarily due to a net increase of approximately $9.9 million in manufacturing expense, a net increase of approximately $6.0 million in preclinical and clinical expenses as our FB-102 program entered the clinic, and a net increase in payroll and related expenses of approximately $0.4 million primarily due to an increase in headcount.

General and administrative expenses were $10.6 million for the year ended December 31, 2023, compared to $8.3 million for the same period in 2022. The increase of $2.3 million was primarily due to an increase in professional and legal expenses of $2.6 million, an increase in other expenses of $0.4 million, including rent and personnel expenses, partially offset by a reduction in stock-based compensation expense of $0.7 million.

Net losses per share were ($1.00) and ($0.80) for the years ended December 31, 2023 and 2022, respectively.

Forte ended 2023 with approximately $37.1 million in cash and cash equivalents. Forte had approximately 36.3 million shares of common stock outstanding as of December 31, 2023.

CONSOLIDATED BALANCE SHEETS

(in thousands except share and par value data)

	December 31, 2023	December 31,2022
Assets
Current assets:
Cash and cash equivalents	$37,125	$41,100
Prepaid expenses and other current assets	1,202	411

Total current assets	38,327	41,511

Property and equipment, net	109	—
Other assets	544	486

Total assets	$38,980	$41,997

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,424	$1,153
Accrued liabilities	2,242	2 ,026

Total current liabilities	3,666	3,179
Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $0.001 par value: 200,000,000 shares authorized as of December 3 1, 2023 and December 31, 2022; 36,335,105 and 21,000,069 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	36	21
Additional paid-in capital	153,794	125,841
Accumulated other comprehensive income	4	—
Accumulated deficit	(118,520)	(87,044)

Total stockholders’ equity	35,314	38,818

Total liabilities and stockholders’ equity	$38,980	$41,997

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Operating expenses:
Research and development	$21,862	$5,594
General and administrative	10,624	8,302

Total operating expenses	32,486	13,896

Loss from operations	(32,486)	(13,896)
Interest income	1,124	162
Other expense, net	(114)	(145)

Net loss	$(31,476)	$(13,879)

Per share information:
Net loss per share - basic and diluted	$(1.00)	$(0.80)
Weighted average shares and pre-funded warrants outstanding, basic and diluted	31,571,039	17,383,531
Comprehensive Loss:
Net loss	$(31,476)	$(13,879)
Unrealized gain on available-for-sale securities	4	—

Comprehensive loss	$(31,472)	$(13,879)

Additional details on our 2023 financial results can be found in Forte’s Form 10-K as filed with the SEC on March 18, 2024. You can also find more information in the investor relations section of our website at www.fortebiorx.com.

About Forte

Forte Biosciences, Inc. is a clinical-stage biopharmaceutical company that is advancing its product candidate, FB-102, which is a proprietary molecule with potentially broad autoimmune applications including in such indications as graft-versus-host disease, vitiligo and alopecia areata.

Forward-Looking Statements

Forte cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. Forward looking statements include statements regarding the Company’s beliefs, goals, intentions and expectations regarding its product candidate, FB-102 and the therapeutic potential of FB-102. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks related to Forte’s ability to obtain sufficient additional capital to continue to advance Forte’s product candidate, FB-102; uncertainties associated with the clinical development and regulatory approval of Forte’s product candidate, FB-102, including potential delays in the commencement, enrollment and completion of clinical trials; the risk that results from preclinical studies may not be predictive of results from clinical trials; risks associated with the failure to realize any value from FB-102 in light of inherent risks and difficulties involved in successfully bringing product candidates to market; and additional risks, uncertainties, and other information affecting Forte’s business and operating results is contained in Forte’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission on March 18, 2024, and in its other filings with the Securities and Exchange Commission. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Forte undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

LifeSci Advisors	Forte Biosciences, Inc.
Mike Moyer, Managing Director	Paul Wagner, CEO
mmoyer@lifesciadvisors.com	investors@fortebiorx.com